Exhibit 5.1

[Sullivan & Cromwell LLP Letterhead]

July 31, 2013

Barclays Bank PLC,
      1 Churchill Place,
              London E14 5HP.

Ladies and Gentlemen:

We are acting as counsel to Barclays Bank PLC, a public limited company organized under the laws of England and Wales (the “Company”), in connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”).  The Company filed with the Securities and Exchange Commission, on July 19, 2013, a registration statement on Form F-3ASR (File No. 333-190038) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to, among other things, the proposed offer and sale of an unspecified principal amount of the Company’s senior, unsecured debt securities, including the Notes.   The Notes are being issued under an indenture, dated as of September 16, 2004 (the “Indenture”), between the Company and The Bank of New York Mellon (formerly The Bank of New York), as trustee (the “Trustee”).

We have examined such corporate records, certificates and other documents, and such questions of United States federal and New York state law, as we have considered necessary or appropriate for the purposes of this opinion.  Upon the basis of such examination, we advise you that, in our opinion, the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  The foregoing opinion is delivered and is to be read in conjunction with the opinion of Sullivan & Cromwell LLP, dated the date hereof, regarding certain matters under the laws of England and Wales relevant to the foregoing opinion.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Notes or their offering and sale.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Notes conform to the specimens thereof examined by us, that the Notes have been duly authenticated by one of the Trustee’s authorized officers, that the Notes have been delivered against payment as contemplated in the Registration Statement and that the signatures on all documents examined by us are genuine.

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We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP

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Annex A

Title of Notes	Date of Issue

$974,000 Annual Reset Coupon Buffered Notes due July 31, 2019 Linked to the Performance of the Russell 2000® Index	July 31, 2013

$424,000 Notes due July 30, 2020 Linked to the Performance of the Dow Jones Industrial Average	July 31, 2013

$5,000,000 Callable Contingent Quarterly Payment Notes due July 29, 2016 Linked to the Lowest Return of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE Index Fund	July 31, 2013

$2,053,000 Callable Range Accrual Notes due July 31, 2023 Linked to the Performance of the Russell 2000® Index	July 31, 2013

$2,550,000 Annual AutoCallable Notes due July 29, 2016 Linked to the Lesser Performing Index of the EURO STOXX 50® Index and the Russell 2000® Index	July 31, 2013

$512,000 Callable Range Accrual Notes due July 31, 2018 Linked to the Performance of the Russell 2000® Index	July 31, 2013

$8,052,990 Barclays Bank PLC Trigger Performance SecuritiesLinked to an Equally Weighted International Emerging Market Equity Basket due July 30, 2018	July 31, 2013

US$3,002,000 Step-Up Callable Fixed Rate Notes due July 31, 2026	July 31, 2013

$1,524,770 Barclays Bank PLC Trigger Return Optimization Securities Linked to the S&P 500® Index due July 29, 2016	July 31, 2013

$2,187,350 Trigger Phoenix Autocallable Optimization Securities linked to the common stock of Bristol-Myers Squibb Company due July 31, 2018	July 31, 2013

$416,700 Trigger Phoenix Autocallable Optimization Securities linked to the common stock of Foot Locker, Inc. due July 31, 2018	July 31, 2013

$6,070,090 Trigger Phoenix Autocallable Optimization Securities linked to the common stock of Intel Corporation due July 31, 2018	July 31, 2013

$5,405,000 Dual Directional Notes due August 6, 2014 Linked to the Performance of WTI Crude	July 31, 2013

$7,713,200 Trigger Performance Leveraged Upside Securities based on the Vanguard FTSE Emerging Markets ETF Shares due July 31, 2015	July 31, 2013

$289,000 Callable Contingent Payment Notes due July 31, 2019 Linked to the Russell 2000 Index	July 31, 2013

$5,800,010 Trigger Phoenix Autocallable Optimization Securities linked to the common stock of Microsoft Corporation due July 31, 2018	July 31, 2013

$7,210,290 Barclays Bank PLC Trigger Return Optimization Securities Linked to a Basket of International Exchange-Traded Funds due July 29, 2016	July 31, 2013